Exhibit 99.01
DexCom, Inc. Reports Second Quarter 2015 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-August 5, 2015) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended June 30, 2015.

Total revenue grew to $93.2 million for the second quarter of 2015, an increase of 59% from the same quarter in 2014. Total gross profit totaled $66.0 million for the three months ended June 30, 2015, compared to a total gross profit of $39.9 million for the three months ended June 30, 2014. The Company reported a net loss of $3.7 million, or $0.05 per share for the three months ended June 30, 2015, compared to a net loss of $6.0 million, or $0.08 per share ($0.09 on a diluted basis) for the three months ended June 30, 2014. The net loss of $3.7 million for the three months ended June 30, 2015 included $23.4 million in non-cash expenses, comprised primarily of share-based compensation, depreciation and amortization, compared to the net loss of $6.0 million for the three months ended June 30, 2014, which included $14.2 million in non-cash expenses.

Total cost of sales increased $8.3 million to $27.2 million for the second quarter of 2015 compared to $18.9 million for the same quarter in 2014, primarily due to increased volume of product sales. Research and development expense increased $9.6 million to $24.4 million for the second quarter of 2015 compared to $14.8 million for the second quarter of 2014. Changes in research and development expense included additional payroll costs and $2.7 million in additional non-cash share-based compensation. Selling, general and administrative expense increased by $14.3 million to $45.2 million for the second quarter of 2015 compared to $30.9 million for the second quarter of 2014, with the change primarily due to additional payroll and marketing costs, and $4.2 million in additional non-cash share-based compensation. As of June 30, 2015, the Company had $97.5 million in cash and marketable securities.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "Our Company," then "Investor Relations," and then "Events and Webcasts," and will be archived for future reference. To listen to the conference call, please dial (888) 895-5271 (US/Canada) or (847) 619-6547 (International) and use the confirmation number "40074746" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and people with diabetes, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of people with diabetes to receive reimbursement from third-party payors and inadequate financial and other resources. These risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended June 30, 2015, as filed with the Securities and Exchange Commission on August 5, 2015.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$67.7	$71.8
Short-term marketable securities, available-for-sale	29.8	11.8
Accounts receivable, net	45.5	42.4
Inventory	22.4	16.0
Prepaid and other current assets	5.0	3.9
Total current assets	170.4	145.9
Restricted cash	0.7	1.0
Property and equipment, net	40.6	31.2
Intangible assets, net	2.5	2.7
Goodwill	3.7	3.2
Other assets	0.5	0.6
Total assets	$218.4	$184.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$24.0	$20.4
Accrued payroll and related expenses	17.0	17.2
Current portion of long-term debt	2.4	2.3
Current portion of deferred revenue	0.8	0.7
Total current liabilities	44.2	40.6
Other liabilities	2.4	1.5
Long-term debt, net of current portion	1.1	2.3
Total liabilities	47.7	44.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 80.3 and 80.0 issued and outstanding, respectively, at June 30, 2015; and 77.6 and 77.3 shares issued and outstanding, respectively, at December 31, 2014	0.1	0.1
Additional paid-in capital	685.3	638.0
Accumulated other comprehensive loss	(0.3)	(0.1)
Accumulated deficit	(514.4)	(497.8)
Total stockholders’ equity	170.7	140.2
Total liabilities and stockholders’ equity	$218.4	$184.6

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Product revenue	$92.9	$58.2	$165.7	$104.9
Development grant and other revenue	0.3	0.6	0.3	1.0
Total revenue	93.2	58.8	166.0	105.9
Product cost of sales	27.2	18.7	53.5	35.6
Development and other cost of sales	—	0.2	—	0.6
Total cost of sales	27.2	18.9	53.5	36.2
Gross profit	66.0	39.9	112.5	69.7
Operating expenses
Research and development	24.4	14.8	44.2	29.3
Selling, general and administrative	45.2	30.9	84.6	58.5
Total operating expenses	69.6	45.7	128.8	87.8
Operating loss	(3.6)	(5.8)	(16.3)	(18.1)
Interest expense	(0.1)	(0.2)	(0.3)	(0.4)
Net loss	$(3.7)	$(6.0)	$(16.6)	$(18.5)
Basic net loss per share	$(0.05)	$(0.08)	$(0.21)	$(0.25)
Shares used to compute basic net loss per share	79.6	75.0	78.7	74.2
Diluted net loss per share	$(0.05)	$(0.09)	$(0.21)	$(0.25)
Shares used to compute diluted net loss per share	79.6	75.3	78.7	74.2